AMENDMENT NO. 2 TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN
          This Amendment No. 2 (this “Amendment”) to the Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”), was adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), on April 11, 2007.
RECITALS
          A. The Stock Option and Compensation Committee of the Board of Directors of the Company deemed it advisable to amend the 2006 Plan, effective as of the date hereof.
          B. Pursuant to Section 11.2 of the 2006 Plan, the Stock Option and Compensation Committee of the Board of Directors of the Company has the authority to amend the 2006 Plan, subject to certain limitations.
AMENDMENT
          1. Effective as of the date hereof, Section 10.5 of the 2006 Plan is amended in its entirety to read as follows:
     “10.5. Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Board or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals: (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Covered Employees, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.5 shall serve in such capacity at the pleasure of the Committee.”
          2. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed thereto in the 2006 Plan.
          3. Except as otherwise expressly set forth in this Amendment, the 2006 Plan remains in full force and effect in accordance with its terms.
          4. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

          I hereby certify that this Amendment was duly adopted by the Stock Option and Compensation Committee of the Board of Directors of Medicis Pharmaceutical Corporation on April 11, 2007.
          Executed this 11th day of April, 2007.

MEDICIS PHARMACEUTICAL CORPORATION
/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer and Treasurer